UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 13, 2015

RECON TECHNOLOGY, LTD

(Exact name of registrant as specified in charter)

Cayman Islands	001-34409	N/A
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Room 1902, Building C, King Long International Mansion

No. 9 Fulin Road

Beijing, 100107

People’s Republic of China

 (Address of Principal Executive Offices) (Zip code)

(86) 10-84945799

 (Registrant’s Telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 13, 2015, Recon Technology, Ltd. (the “Company”) entered into an Equity Distribution Agreement (the “Agreement”) with Maxim Group LLC (the “Maxim”) to create an at-the-market equity program under which the Company from time to time may offer and sell its ordinary shares, per value $0.0185 per share, having an aggregate offering price of up to $10,000,000 (the “Shares”) through Maxim, as agent. Subject to the terms and conditions of the Agreement, Maxim will use its commercially reasonable efforts to sell the Shares from time to time, based upon the Company's instructions. The Company has provided Maxim with customary indemnification rights, and Maxim will be entitled to a commission at a fixed commission rate of 3.5% of the gross sales price of Shares sold under the Agreement.

Sales of the Shares, if any, under the Agreement may be made in transactions that are deemed to be “at-the-market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made by means of ordinary brokers’ transactions, including on the NASDAQ Capital Market, at market prices or as otherwise agreed with Maxim. The Company has no obligation to sell any of the Shares, and may at any time suspend offers under the Agreement or terminate the Agreement.

The Shares will be issued pursuant to the Company’s previously filed and effective Registration Statement on Form S-3 (File No. 333-190387). On August 6, 2013, the Company filed a base Prospectus and on May 13, 2015, filed a Prospectus Supplement relating to the at-the-market offering with the Securities and Exchange Commission. This Report shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration of qualification under the securities laws of any such state.

The Agreement is filed as Exhibit 10.1 to this Report. The description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement filed herewith as an exhibit to this Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Equity Distribution Agreement, dated May 13, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RECON TECHNOLOGY, LTD.

Date: May 13, 2015	By:	/s/ Liu Jia
Name: Liu Jia
Title: Chief Financial Officer